CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Klein Retail Centers, Inc.

We consent to the inclusion in the foregoing Form S-1 Registration Statement of our report dated March 2, 2009, relating to the consolidated balance sheets of Klein Retail Centers, Inc. and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and member’s capital (deficit), and cash flows for the years then ended.  We also consent to the reference to our firm under the caption “Experts”.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
March 9, 2009